INDEPENDENT AUDITORS' CONSENT


SIFE Trust Fund:

We consent to (a) the incorporation by reference in this Post-Effective Amendment No. 49 to Registration Statement No. 2-17277 of the SIFE Trust Fund (the "Trust") on Form N-1A of our report dated January 30, 2001, appearing in the Trust's 2000 Annual Report to Shareholders incorporated by reference in the Statement of Additional Information ("SAI"), which is part of the Registration Statement, (b) the reference to us under the heading "Investment Advisory & Other Services - Independent Accountants" in the SAI, and (c) the reference to us under the heading "Financial Highlights" in the Prospectus, which is part of such Registration Statement.

/s/  Deloitte & Touche

San Francisco, California
April 25, 2001